                           NEW ENGLAND POWER COMPANY
                              Statement of Income
                       Twelve Months Ended June 30, 1997
                             (Actual and Pro Forma)
                                  (Unaudited)


                                                    Actual    Adjustments   Pro Forma
                                                  ----------  -----------  ----------
                                                             (In Thousands)
Operating revenue, principally from affiliates    $1,658,945               $1,658,945
                                                  ----------     -------   ----------
Operating expenses:
  Fuel for generation                                381,343                  381,343
  Purchased electric energy                          530,026                  530,026
  Other operation                                    227,397                  227,397
  Maintenance                                         82,652                   82,652
  Depreciation and amortization                       94,584                   94,584
  Taxes, other than income taxes                      67,490                   67,490
  Income taxes                                        85,917      $ (828)      85,089
                                                  ----------     -------   ----------
    Total operating expenses                       1,469,409        (828)   1,468,581
                                                  ----------     -------   ----------
    Operating income                                 189,536         828      190,364

Other income:
  Equity in income of nuclear power companies          4,962                    4,962
  Other income (expense), net                         (2,673)                  (2,673)
                                                  ----------     -------   ----------
    Operating and other income                       191,825         828      192,653
                                                  ----------     -------   ----------
Interest:
  Interest on long-term debt                          43,474                   43,474
  Other interest                                       7,124       2,271        9,395
  Allowance for borrowed funds used during
    construction -- credit                              (975)                    (975)
                                                  ----------     -------   ----------
    Total interest                                    49,623       2,271       51,894
                                                  ----------     -------   ----------
    Net income                                    $  142,202     $(1,443)  $  140,759
                                                  ==========     =======   ==========


                        Statement of Retained Earnings
                       Twelve Months ended June 30, 1997
                            (Actual and Pro Forma)
                                 (Unaudited)

                                                    Actual    Adjustments   Pro Forma
                                                  ----------  -----------  ----------
                                                             (In Thousands)
Retained earnings at beginning of period          $  386,242               $  386,242
Net income                                           142,202     $(1,443)     140,759
Dividends declared on cumulative preferred stock      (2,075)      2,075           --
Dividends declared on common stock                  (133,835)                (133,835)
                                                  ----------     -------   ----------
Retained earnings at end of period                $  392,534     $   632   $  393,166
                                                  ==========     =======   ==========

                           NEW ENGLAND POWER COMPANY

     The pro forma adjustments to show the estimated effect of the proposed transactions as applied to the foregoing Statement of Income and Statement of Retained Earnings for the twelve months ended June 30, 1997 are as follows:

Increase - Other Interest                                        $2,271,285

To reflect interest on $37,854,748 of short-term debt, calculated at an annual rate of 6.00 percent.

Decrease - Income taxes                                            $827,911

To reflect the income tax effects as a result of the above adjustment, as well as the tax impacts of a $180,000 preferred dividends tax deduction no longer applicable as a result of the pro forma adjustments.

Decrease - Dividends declared on cumulative preferred stock      $2,075,324

To reflect twelve-months effect of the retirement of $39,666,000 of preferred stock.